LONGLEAF PARTNERS FUNDS TRUST

                       SOUTHEASTERN ASSET MANAGEMENT, INC.
           1996 SECURITIES TRADING POLICY AND PERSONAL CODE OF ETHICS
                     (As Amended Through September 20, 1999)

                                Table of Contents

                                  INTRODUCTION

     Commitment to Integrity and Professionalism                              1.

                                     PART A

                           PERSONAL SECURITIES TRADING

SECTION I.

     Personnel and Accounts Subject to Code                                   2.
     Securities Subject to Code                                               2.

SECTION II.

     Personal Investments in Public Equity Securities -
       Limited to Longleaf Partners Mutual Funds                              3.
     Exceptions - Other Securities                                            3.

SECTION III. PRE-CLEARANCE RULES (Purchases/Sales)                            4.

SECTION IV. PRE-CLEARANCE / EXECUTION PROCEDURES                              5.

SECTION V. REPORTING, DISCLOSURE AND RECORD REQUIREMENTS                      7.

SECTION VI. INDEPENDENT TRUSTEES OF LONGLEAF PARTNERS MUTUAL FUNDS            8.

SECTION VII. OTHER POTENTIAL CONFLICTS OF INTEREST

     Ban on Private Placements Appropriate For Client Accounts               10.
     Ban on Purchases of Initial Public Offerings                            10.
     Ban on Short-term Trading                                               10.
     Limitations on Receipt of Gifts                                         11.
     Service as a Director of a Public Company                               11.
     Limitations on Political Contributions to Candidates
       For State, County and, Municipal Offices                              11.

                                     PART B

USE OF MATEIRAL "INSIDE" OR NON-PUBLIC INFORMATION                           12.

                                     PART C

PENALTIES FOR VIOLATIONS OF THE CODE                                         14.
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                          LONGLEAF PARTNERS FUNDS TRUST
                       SOUTHEASTERN ASSET MANAGEMENT, INC.

            SECURITIES AND TRADING POLICY AND PERSONAL CODE OF ETHICS
                     (As Amended Through September 20, 1999)

                                  INTRODUCTION

                   Commitment to Integrity and Professionalism

Southeastern Asset Management, Inc. ("Southeastern") has made an ethical commitment to its clients to avoid conflicts of interest in securities being recommended for purchase or sale by its clients. The fundamental standard is the core belief that professional investment management personnel have a responsibility of professionalism and integrity which requires them to place clients' interests in securities transactions before their own, and which prevents them from taking inappropriate advantage of their positions to achieve personal gain.

                             Regulatory Requirements

This Policy and Code of Ethics (referred to herein as the "Code") is designed to assure the continuation of this commitment and to satisfy the following regulatory and industry standards:

1. Rule 17j-l under the Investment Company Act of 1940, as amended effective October 29, 1999, which requires a written Code by mutual funds to regulate personal trading in securities which may be acquired by the mutual fund.

2. Rule 204-2(12) under the Investment Advisers Act, which requires that an investment adviser maintain records on the personal trading transactions of certain personnel.

3. Sec. 204A of the Investment Advisers Act of 1940, which mandates a written Code to prevent unauthorized use by investment advisory personnel of material "inside" or non-public information in their trading on behalf of clients or themselves.

4. The Investment Company Institute's "Report of the Advisory Group on Personal Investing", dated May 9, 1994, and The Report by the Investment Company Institute to the Division of Investment Management of the U.S. Securities and Exchange Commission, dated April 21, 1995.

5. Proposed Rule 206(4)-5 under the Investment Advisers Act of 1940, relating to political contributions.

PART A - PERSONAL SECURITIES TRADING
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CODE OF ETHICS
LONGLEAF PARTNERS FUNDS / SOUTHEASTERN ASSET MANAGEMENT, INC.

                                    SECTION I

                    Personnel and securities subject to Code

Rule I (A). Personnel and Accounts Subject to Code.

(1). Southeastern Personnel. All directors, officers and employees of Southeastern are classified as "access persons" as the result of knowledge about proposed and actual investments for the managed accounts and mutual funds. This Code of Ethics applies to all Southeastern personnel.

(2). Relatives and Affiliated Accounts. Securities owned by immediate family members residing in the same household or for whom Southeastern personnel provide significant financial support (such as spouse and children) and securities held by trusts for the benefit of such dependents are attributed to the particular Southeastern personnel. Any trading on behalf of such dependents or entities maintained for their benefit must be treated as though the securities were owned by the related Southeastern personnel. In addition, securities owned by any investment partnerships in which a Southeastern employee or a dependent actively participates in the investment decision process would be attributable. All rules on permissible investments, pre-clearance, execution of trades, and reporting apply to securities transactions for these persons and related entities.

(3). Independent Trustees. Section VI applies to the independent or outside Trustees of Longleaf Partners Funds Trust.

RULE I (B). Securities Subject to Code.

(1). Covered Securities. A "security" is defined as any instrument which enables a purchaser to share passively in a profit making venture and includes all equity and debt instruments, as well as derivatives of any securities, such as options, puts and calls, and futures.

(2). Exempt Securities. Regulations of the Securities & Exchange Commission ("SEC") exempt certain securities from code of ethics requirements because their purchase or sale would not be in conflict with the market for client portfolio securities or because they are not subject to purchase by client accounts. Securities exempted by the SEC are:

     (i).   Direct obligations of the U.S. government

     (ii). High quality short-term debt instruments, including bankers acceptances, bank certificates of deposit, commercial paper, and repurchase agreements.

     (iii). Shares issued by open-end Funds.

     (iv). Commodities futures contracts which are not considered to be "securities" under SEC regulations.

Longleaf Partners Funds. Although shares of all registered open - end investment companies or mutual funds are exempt under the SEC regulations, Southeastern has
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CODE OF ETHICS
LONGLEAF PARTNERS FUNDS / SOUTHEASTERN ASSET MANAGEMENT, INC.


adopted a special internal policy limiting all mutual fund investments made by Southeastern personnel after the initial effective date of this Code solely to investments in the Longleaf Partners mutual funds and money market mutual funds, unless approval to invest in other mutual funds is granted. See Rule II(A).

                                   SECTION II
              SOUTHEASTERN'S POLICY ON PERSONAL EQUITY INVESTMENTS

Rule II(A). Personal Equity Investments Limited to Longleaf Partners Mutual
            Funds.

All Southeastern personnel (including immediate family members), shall hereafter use the Longleaf Partners mutual funds as the sole medium for future investing in PUBLICLY OFFERED EQUITY SECURITIES (and derivatives of such securities), unless

     (i)    the investment is excepted under Rule II(B), below or

     (ii) the Southeastern employee has received authorization for the particular investment from the Code Compliance Committee as provided in Rule IV(B) on page 5.

DISCUSSION. The mutual funds managed by Southeastern offer an attractive and appropriate equity investment medium through which its directors, officers, and employees can participate in the firm's investment research and recommendations without making direct purchases of publicly offered equity securities of the types usually recommended for client accounts or the mutual funds. A policy limiting investments in publicly offered equities to the Longleaf Partners Funds and the other securities listed below assures that there can be no conflicts of interest in personal securities trading. As a matter of company policy, requiring Southeastern personnel to refrain from investing in mutual funds offered by competing mutual fund sponsors expresses confidence in and loyalty to company managed products.

Automatic Dividend Reinvestment Plans. Nothing in this Code of Ethics is intended to prevent any person covered by the Code from participating in or continuing to participate in an automatic reinvestment program under which dividends declared and paid by the issuer are reinvested in additional shares of the same issuer under a plan offered and administered by the issuer of any security owned at the time this Code became applicable to the covered person or which was later acquired in accordance with the provisions of this Code by any such covered person.

Rule II(B). Exceptions To Purchases of Fund Shares

Until further notice, the Code Compliance Committee hereby exempts the following securities from the investment limitations of Rule II (A):

     1. Any security classified by SEC regulation as an "exempt security" as set forth in Rule I(B)(2), but not including registered investment companies (mutual funds) other than the Longleaf Partners mutual funds and money market mutual funds.
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LONGLEAF PARTNERS FUNDS / SOUTHEASTERN ASSET MANAGEMENT, INC.


     2. Subject to pre-clearance by the Compliance Officer or Alternate as provided in Rule IV(B)(i),

          (i). Mid-America Apartment Communities, Inc., a NYSE listed real estate investment trust not appropriate as an investment for Southeastern's client accounts or the mutual funds as the result of affiliations of certain Southeastern principals.

          (ii). Private placements of a type which would not be appropriate as an investment for Southeastern's client accounts or the mutual. funds because of their local focus, limited liquidity, or probable permanent non-registered or illiquid status, such as investments in local restaurants or local sports teams.

                                   SECTION III
                               PRE-CLEARANCE RULES

Rule III(A). Personal PURCHASES of Securities.

(i). GENERAL EXCEPTIONS. Southeastern personnel must obtain pre-clearance under Rule IV(B) to purchase shares of Mid-America Apartment Communities, Inc. and any private placements of securities. Pre-clearance is not required to purchase shares of the Longleaf Partners Funds or money market mutual funds.

(ii). SPECIAL EXCEPTIONS. Southeastern personnel desiring a special exception to purchase a publicly offered security not exempted under Rule I(B)(2) or Rule II(B) must obtain authorization and pre-clearance by presenting a written request for approval to the Code Compliance Committee, with appropriate justification for the exception. The written request shall be presented to the Compliance Officer, who shall arrange a meeting of the Code Compliance Committee to act upon the request.

Rule III (B). Personal SALES of Securities

Southeastern personnel must obtain pre-clearance before selling ANY security other than a security exempted by the SEC under Rule I(B)(2) or shares of the Longleaf Partners Funds or money market mutual funds. Pre-clearance applies to securities owned at the time this Code became effective and any other securities approved for purchase by the Code Compliance Committee. Pre-clearance shall be obtained by completing and signing a pre-clearance form supplied by Southeastern and submitting the form to the Compliance Officer.

DISCUSSION - BLACKOUT PERIODS. Personal purchases or sales will not be authorized until at least 15 days have passed since the last client transaction. Authorization may be granted to sell a personally held security simultaneously
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LONGLEAF PARTNERS FUNDS / SOUTHEASTERN ASSET MANAGEMENT, INC.


with sales by client accounts where there is an outstanding public tender offer or similar comprehensive offer under which all of the securities held by the client accounts may be sold together with the personally held securities, provided that the simultaneous sale of securities held by Southeastern personnel would not adversely affect the price to be received by the client accounts.

                                   SECTION IV
                     PRE-CLEARANCE AND EXECUTION PROCEDURES

RULE IV(A). Code Compliance Committee and Compliance Officer

Code Compliance Committee. Has the authority to authorize purchases of publicly offered securities not otherwise allowed by Rule I(B)(2) or Rules II(A) and II(B). Membership consists of the following officers: Chief Executive Officer, Compliance Officer, and Vice President & Secretary. A majority of the Committee shall constitute a quorum.

Compliance Officer or Alternate. Has the authority to authorize pre-clearance to purchase shares of Mid-America Apartment Communities, Inc. and sales of any non-exempt securities held by Southeastern personnel, and to authorize both purchases and sales of securities by the independent Trustees of the mutual funds. The Compliance Officer is Charles Reaves, Vice President & General Counsel; alternates to serve in his absence are first, Randy Holt, Vice President & Secretary, and secondly, Joe Ott, Vice President
& Treasurer.

RULE IV(B). Procedure for Requesting Authorization To Purchase Non-Exempt
            Securities.

(i). Any Southeastern employee desiring to purchase or sell securities of Mid-America Apartment Communities, Inc. shall obtain pre-clearance for such transaction by presenting a written request for approval to the Compliance Officer on a form supplied by Southeastern.

(ii) Any Southeastern employee desiring a special exception to acquire a publicly offered equity security not otherwise exempted by Rules I(B)(2), II(A) and II(B) must obtain authorization and pre-clearance for such purchase by presenting a written request for approval to the Code Compliance Committee on a form supplied by Southeastern, with acceptable justification for the exception.

The written request shall be presented to the Compliance Officer, who shall arrange a meeting of the Code Compliance Committee to act upon the request.

RULE IV(C) Procedure for Requesting Authorization to Sell Non-Exempt Securities.
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CODE OF ETHICS
LONGLEAF PARTNERS FUNDS / SOUTHEASTERN ASSET MANAGEMENT, INC.


Without pre-clearance, Southeastern personnel shall not make a personal sale of any security or a derivative of any security unless it has been exempted by the SEC, as defined in Rule I(B)(2). it the security is under consideration for purchase or is presently held by any client account, authorization will not usually be granted until at least 15 days after completion of the last purchase or sale of the particular security by any such client account. The employee shall request advance written clearance from the Compliance Officer on a form supplied by Southeastern before any such security may be sold.

RULE IV(D) Processing of Pre-Clearance Forms.

The Compliance Office or Alternate shall verify with the specified member of the portfolio management group other than the person who is seeking pre-clearance, that the subject security is not then being considered for either a purchase or sale by any managed account or the mutual funds. The member of the portfolio management group making the verification shall be the most senior portfolio manager by years of service who is available or, if none should be available, the most senior securities analyst by years of service who is available. Such person shall initial the Pre-Clearance Form to certify the verification, and the Compliance Officer or Designate shall complete the balance of the Form.

RULE IV(E) Limited Duration of Pre-Clearance Authorization.

If the transaction cannot be executed within 7 business days after pre-clearance authorization approval has been granted, the approval expires and a new request for pre-clearance authorization must be submitted.

RULE IV(F) Execution of Trades and Broker Confirmation Statements

After the Southeastern employee has obtained pre-clearance authorization for a transaction, Southeastern's most senior trader on duty shall place the trade for execution with a broker mutually acceptable to Southeastern and the particular employee. A copy of the Southeastern trade ticket and a copy of the confirmation statement issued by the executing broker shall be sent to Southeastern for the Compliance File.

                                   SECTION V.
                  REPORTING, DISCLOSURE AND RECORD REQUIREMENTS

Rule V(A). Initial and Annual Reporting By Southeastern Personnel.

Within ten (10) days after the initial date of employment, and annually thereafter when so requested by Southeastern, each director, officer and employee of Southeastern shall complete a report on a form supplied by Southeastern containing the following information:
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CODE OF ETHICS
LONGLEAF PARTNERS FUNDS / SOUTHEASTERN ASSET MANAGEMENT, INC.


     (1). The type of security and name of the issuer of all securities beneficially owned by the Southeastern employee and members of his immediate family, including all mutual funds (affiliated and non-affiliated) and any private placement investments, but excluding any other security classified as "exempt", as shown in Rule I(B)(2). This report shall include the number of shares and principal amount of each such security in which the Southeastern employee has direct or indirect ownership.

     (2). A listing of all brokerage firm accounts maintained by each Southeastern employee; the employee must instruct the brokerage firm to supply Southeastern with duplicate copies of all transaction and routine statements.

     (3). A certification that the Code of Ethics has been received and read, and the employee understands the Code and recognizes that he or she is subject to it.

     (4). A listing of all political contributions made to state or local candidates after September 30, 1999.

     (5). After the first year, a certification that the employee has complied with the Code of Ethics during the preceding year, and has disclosed or reported all personal transactions required to be disclosed or reported. Any undisclosed or unreported transactions must then be disclosed.

Rule V(B). Quarterly Reporting By Southeastern Personnel.

At the end of each calendar quarter, a questionnaire will be circulated to all personnel requesting information about personal purchases or sales of securities during the quarter. The form must be signed and returned by the 10th day of the month following the end of the calendar quarter, and will contain information on all "securities" owned by the employee which are not classified by the SEC as "exempt", as set forth in Rule I(B)(2), and also including all shares owned by the Southeastern employee of the following: all open-end investment companies (affiliated and non- affiliated), Mid-America Apartment Communities, Inc., and all private placements.

Rule V(C). Annual Report To the Boards of Longleaf Partners Mutual Funds.

Southeastern will prepare an annual report to the Boards of Trustees of the mutual funds which shall contain the following and any other pertinent information on personal trading by Southeastern personnel:

     (i). A summary of the existing personal trading rules and a discussion of any changes made during the year.
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CODE OF ETHICS
LONGLEAF PARTNERS FUNDS / SOUTHEASTERN ASSET MANAGEMENT, INC.


     (ii). A report of any personal trading which has taken place in any securities which were recommended for purchase by client accounts or the mutual funds, any violations of this Code, and any remedial action taken.

     (iii). A discussion of any recommended changes in existing procedures based upon experience, changes in applicable laws or regulations, or developments in industry practice.

RULE V(D). Establishment of Compliance File. A Compliance File shall be maintained by the Compliance Officer which shall include the following:

     (1). Code of Ethics, as amended from time to time.
     (2). Acknowledgments by personnel of receipt of Code.
     (3). Annual Reports of securities holdings and Certifications of Compliance by personnel.
     (4). Executed pre-clearance forms.
     (5). Trade tickets and confirmation statements for securities purchased and sold.
     (6). Annual Report to Boards of Trustees of the Mutual Funds concerning personal trading activities.

Information contained in the Compliance File shall be reviewed by the Compliance Office or delegate within a reasonable time after receipt, and any questions shall be discussed with the person submitting the report.

                                   SECTION VI
             INDEPENDENT TRUSTEES OF LONGLEAF PARTNERS MUTUAL FUNDS

The independent Trustees of Longleaf Partners Funds Trust and its separate series or mutual funds are not classified as Southeastern personnel. In their official capacities, outside Trustees routinely receive information about current portfolio purchases and holdings of the mutual funds, but do not routinely receive information on proposed purchases or sales.

Rule VI(A). Pre-Clearance Approval

Independent trustees of the Longleaf Partners mutual funds who desire to purchase or sell any security other than those excepted in the following subparagraph shall telephone the Compliance officer to determine whether the particular security is under consideration for purchase by any of the mutual funds before making a purchase.

Exceptions For Outside Mutual Fund Trustees. Independent mutual fund Trustees are not required to obtain pre-clearance approval for purchases or sales of securities of issuers within the categories listed below, and transactions in such securities are not subject to any reporting requirement unless the particular security should subsequently be acquired by one of the mutual funds. Until further written notice, such categories of securities, none of which are expected to be purchased by the mutual funds, are:
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CODE OF ETHICS
LONGLEAF PARTNERS FUNDS / SOUTHEASTERN ASSET MANAGEMENT, INC.


     (i). Securities issued by the particular Trustee's employer or any affiliate and by companies for which the particular Trustee's employer or an affiliate may provide venture capital or financial consulting services.

     (ii). Securities issued in initial public offerings, provided the opportunity to participate in the public offering has not been made available to the Trustee primarily because of his position as a Trustee of the Funds.

     (iii). All municipal securities.

     (iv). Securities exempted by SEC regulation, such as direct obligations of the U.S. government, high quality short-term debt instruments, including but not limited to bankers acceptances, bank certificates of deposit, commercial paper and repurchase agreements, shares of registered open-end investment companies and commodities futures contracts.

     (vi). Securities in any other category after written notification has been given to the independent Trustees that the mutual funds are not expected to be investing such issuers.

Rule VI(B). Reporting By Independent Trustees of the Mutual Funds.

Quarter-end reporting of securities transactions is riot required unless the independent Trustee has purchased or sold a security held by one of the Longleaf Partners mutual funds during the quarter. A questionnaire will be mailed to each outside Trustee at the end of each quarter, which must be signed and returned before the 10th day of the month following the end of the calendar quarter if there were any reportable transactions. The questionnaire need not be returned if there were no reportable transactions.

As permitted by Paragraph (c)(3) of Rule 17j-1 under the investment Company Act of 1940, independent Trustees are not required to report on any securities transactions in any account over which the Trustee does not have direct or indirect influence or control, such as a fully discretionary account managed by another investment adviser.

                                   SECTION VII
                      OTHER POTENTIAL CONFLICTS OF INTEREST

RULE VII(A). Private Placements; Ban on Purchases in initial Public Offerings;
             Ban on Short-Term Trading Profits

1. Ban on private Placements of Securities Which Would Be Appropriate For Purchase By client Accounts or Mutual Funds. Southeastern personnel may not purchase private placements of securities of the types which could he recommended for purchase by a clien account or the mutual funds (if the particular security were registered or offered publicly or if a client account or the mutual fund could purchase the security as a restricted security). Before authorization will be granted for a private placement of securities of a type
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CODE OF ETHICS
LONGLEAF PARTNERS FUNDS / SOUTHEASTERN ASSET MANAGEMENT, INC.


which would not be appropriate for purchase by client accounts or the mutual funds, as allowed by Rule II(B) on pages 3 and 4, it must appear that the purchase would not result in any material conflict of interest which could presently or in the future adversely affect any Southeastern client accounts and that the opportunity for purchasing the private placement was not created as a reward connected with the the employee's job function.

2. Ban on Purchases in Initial Public Offerings (IPO's). The industry consensus is that personnel of investment advisors should be flatly prohibited from acquiring shares in IPO'S, to preclude any possibility of profiting improperly from their positions with an investment company or on behalf of a managed account. Personnel of Southeastern are therefore prohibited from investing in securities offered through IPO'S.

3. Ban on Short-Term Trading Profits. It is industry consensus that investment advisor personnel should not profit from "short-term" trading profits, defined as the purchase and sale, or the sale and purchase, of securities (other than registered investment companies) within a 60 day time frame which result in a profit, (A sale of a security at a loss within 60 days after its acquisition is not deemed to be a short-term trading transaction). All Southeastern personnel are therefore prohibited from engaging in short-term transactions which would result in a profit. Any profits made through short-term trading in violation of this Rule must be surrendered to Southeastern.

Exception To 60 Day Holding Period. Upon application to the Compliance officer and a showing of exceptional or unusual circumstances, an authorization for a sale in less than 60 days may be granted. Examples include but are not limited to the following:

     (a). The security is not one which is contemplated for purchase by; is then held; or has been held by any managed accounts or the mutual funds; and there is a reasonable basis for the request to sell in less than 60 days.

     (b). If the security was previously held by any managed account or the mutual funds, all such securities have been disposed of and at least 15 days have elapsed since the last transaction.

     (c). The security being sold is an exchange traded option acquired to establish a bona fide hedge position on securities held or to be more than 60 days.

RULE VII(B). Receipt of Gifts. Southeastern personnel are prohibited from receiving gifts or any other thing of value (other than those leaving a value of not more than $100 per annum per entity) from any person or entity which does business with Southeastern or the Longleaf Partners mutual funds.

RULE VII(C). Service as a Director of a Public Company. Southeastern personnel shall not serve as a director on the Board of a publicly traded company, absent a prior determination by the Boards of Trustees of the Longleaf Partners mutual funds and the Board of Directors of Southeastern that such Board service would not be inconsistent with the interests of the mutual funds, their shareholders, or other client accounts.
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LONGLEAF PARTNERS FUNDS / SOUTHEASTERN ASSET MANAGEMENT, INC.


RULE VII(D). Payment or Solicitation Of Political Contributions To Candidates For States County, and Municipal Offices. In accordance with proposed Rule 206(4)-5 under the Investment Advisers ACL of 1940, payment or solicitation of political contributions to elected officials or candidates for election to offices or positions in any state or political subdivision of a stale (county or city), including any agency, authority, or political subdivision, are limited as follows:

     (i). Political contributions may not exceed $250 per candidate per election.

     (ii). Political contributions may be made only to elected officials or candidates for whom the person making the contribution can vote, and shall not be made to political action committees or other intermediaries.

     (iii). Southeastern personnel may not solicit contributions from other individuals or entities (such as political action committees or other intermediaries) for direct or indirect payment to or for the benefit of any elected officials or candidates for election to state political office.

                                     PART B
          RULE VIII - USE OF MATERIAL INSIDE OR NON-PUBLIC INFORMATION

Southeastern personnel shall not, while in the possession of material, non-public information (referred to as "inside" information) about a company (whether or not its securities are owned by client accounts) trade in the company's securities or derivatives of such securities, either personally or on behalf of others (including managed accounts, the mutual funds, or relatives, friends or acquaintances), nor shall any such "inside" information be communicated to others.

Definition of Material "Inside" Information. All non-public information is not necessarily prohibited inside information. The inside information about the company must be "material" before trading in the company's securities is prohibited. To he material, the information must be significant enough so that it could presently affect the market price of the company's stock or would be important to someone making an investment decision.

Clearly specific information not yet public on matters such as earnings results, dividend increases or decreases, and decisions on changes of policy, product, or management composition should be considered to be material inside information. However, it is possible that management of a company may make general non-public statements to the portfolio selection group about the direction in which management may steer the company in the future, views on earnings estimates early in the period which are not yet definite, or other general observations, opinions or views which would be non-public but which also would not yet be definite or certain and could therefore be non-material.

CODE OF ETHICS
LONGLEAF PARTNERS FUNDS / SOUTHEASTERN ASSET MANAGEMENT, INC.


Possible Sources of "Inside" information. In Southeastern's situation, there are two primary sources of inside information:

(i) discussions by the portfolio selection group with management of companies owned or to be owned by client accounts and

(ii) discussions with outside brokers who execute portfolio trades. Because Southeastern is not engaged in the investment banking and retail brokerage businesses, there is no need to establish a "Chinese wall" to separate information received by some employees in the ordinary course of business about potential mergers, acquisitions and tender offers from disclosure to other employees who might misuse the information for their own accounts

Procedures to Limit Receiving Inside Information.

     (i). Meetings with Management of the Issuer. Any conversations with management of a portfolio company should be preceded by a statement to the effect that Southeastern's questions are not intended to evoke confidential or non-public information and that Southeastern seeks to avoid receipt of any such information so that its ability to trade on behalf of its clients will not be restricted.

     (ii). information Received by Southeastern Traders From Third Parties. It is possible that information from brokers about significant securities sales or purchases by an issuer's management might constitute material inside information. Brokers may also supply Southeastern's traders with other to rumors" which might be significant. Although such information may come indirectly from sources other than the issuer itself, the possibility that trading should be suspended should be discussed internally by the portfolio management group and the Compliance Officer.

Procedure To Follow Should a Southeastern Employee Receive Information Which May Be Material, Non-Public information.

     (i). The nature of the information and its source must be reported immediately to the Compliance Officer. If the information is deemed "material", the Compliance Officer will then notify the firm's Trader to cease all transactions in that particular security. No further trading shall take place in the stock of the particular company, for managed accounts or for personal accounts, pending a determination on the nature of the information.

CODE OF ETHICS
LONGLEAF PARTNERS FUNDS / SOUTHEASTERN ASSET MANAGEMENT, INC.


     (ii). The  Compliance  officer will discuss the matter with the Chairman of
     the  Board  and  C.B.O.  for   determination  of  whether  and  under  what
     circumstances further trading in the particular securities may take place.

                                     PART C
                        PENALTIES FOR VIOLATIONS OF CODE
                            BY SOUTHEASTERN PFRSONNEL

RULE IX(A). Penalties For improper Personal Trading in Securities Being
            Considered For Purchase or Sale or Being Purchased or Sold By Managed Accounts or the Mutual Funds.

All violations of the Policy and Code will be reported to and considered by the Board of Directors of Southeastern. in addition, all situations involving portfolio securities held or to be acquired by the mutual funds will be reported to the Board of Trustees of the mutual funds, which must also concur with any proposed sanctions.

The following sanctions apply to violations of the trading prohibitions as wall as to the failure to comply with the transaction reporting requirements:

     First violation: immediate sale by the employee of any improperly purchased security constituting a conflict of interest (if such sale would not damage the client accounts or the mutual funds), together with the surrender by the employee to Southeastern of any profit realized In the transaction. Any profit realized on improper short-term trading transactions shall also be surrendered to Southeastern.

     Discussion. Disgorgement of profits is similar to the penalty imposed on corporate directors and officers who violate the "short swing" selling prohibitions under Sec. 16(b) of the Securities Exchange Act of 1934 Act.

     Second violation: A letter of censure and disgorgement of profits, in the same manner as the penalty for the first violation, together with a monetary penalty appropriate to the circumstance, to be assessed by the Board of Directors of Southeastern.

     Third or subsequent violation Disgorgement of profits, in the same manner as the penalty for the first violation, a substantial monetary penalty assessed by the Board of Directors of Southeastern and, in the discretion of the Board, suspension from employment (with or without pay) or termination of employment.

RULE IX(B). Penalties For Improper Use or Communication of Inside or Non-Public
            Information

CODE OF ETHICS
LONGLEAF PARTNERS FUNDS / SOUTHEASTERN ASSET MANAGEMENT, INC.


The Securities A Exchange Commission and/or the courts may levy the following civil and criminal penalties for the improper use of "inside" or non-public information, which are applicable to any person (including outside Trustees) misusing such information:

     1. Recovery of the profit gained or loss avoided by the investment adviser personnel trading on such information or by any "tippee", plus treble damages.

     2.   Expulsion from the securities industry.

     3. Criminal penalties of up to $1 million in fines and up to 10 years imprisonment.

     4. Penalties may also be assessed against Southeastern for failing to have in place procedures or failing to take steps to prevent the use or communication of "inside" information by its personnel.

Because  there  can be  serious  consequences  for  Southeastern  itself  should
Southeastern personnel use material "inside" information improperly or communicate such information to others, Southeastern's Board of Directors will determine appropriate sanctions in the event of a violation of this policy, taking into account the particular circumstances. Such sanctions may include monetary penalties or termination of employment.

Adopted August 19, 1996
Amended September 22, 1998
Amended September 20, 1999; effective September 30, 1999